Exhibit 10.5

USE AND OCCUPANCY AGREEMENT

This Use and Occupancy Agreement (“Agreement”) is effective as of the 1st day of February 2021, by Atlas Venture Life Science Advisors, LLC, a Delaware limited liability company (“Tenant”) and Third Harmonic Bio, Inc., with an address of 300 Technology Square, Cambridge MA 02139 (“Occupant”).

WHEREAS, Tenant, as tenant, and Are-Tech Square, LLC, a Delaware limited liability company (“Landlord”) entered into that certain Lease Agreement dated June 19, 2019 (the “Lease”), of certain premises comprised of 17,476 rentable square feet of space (the “Premises”), in the building known as 300 Technology Square, Cambridge, Massachusetts (the “Building”); This Agreement and the rights and responsibilities of the parties hereunder are subject and subordinate to the terms and provisions of the Lease.

WHEREAS, Tenant has agreed to grant Occupant a license for non-exclusive use and occupancy rights with respect to certain space comprised of an area of the Premises designated by Tenant, together with certain rights appurtenant thereto, as more particularly described in Exhibit B (collectively, the “Occupancy Area”), as may be amended from time to time upon agreement of the parties; and

WHEREAS, Occupant has agreed to use and occupy the Occupancy Area in accordance with this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Tenant and Occupant, each with intent to be legally bound, agree to the following:

1. USE AND OCCUPANCY

Tenant agrees that, commencing as of February 1, 2021 (the “Occupancy Commencement Date”), and continuing for the remainder of the term of this Agreement, Occupant may use and occupy the Occupancy Area on the terms and conditions contained in this Agreement, in its present “AS IS” condition on the date hereof.

2. TERM

The term of this Agreement shall commence on the Occupancy Commencement Date and, subject to the provisions set forth herein, shall continue for an initial nine month period, and continuing thereafter on a month to month basis unless terminated by either party upon 60 days’ prior written notice given by either party to the other (said date, the “Termination Date”).

3. USE FEE AND SHARED SERVICES FEE

The Use Fee Schedule attached hereto as Exhibit C and incorporated herein, outlines the occupancy charges (the “Use Fee”) for the Occupancy Area and common areas and charges for shares services (the “Shared Services Fee”) as of the Effective Date. In the event that the Occupancy Area is amended during the term, the Use Fee shall be adjusted to reflect the revised Occupancy Area. The Shared Services Fee may be amended from time to time by the Tenant upon notice to the Occupant. Occupant shall pay from the Occupancy Commencement Date until the Termination Date the Use Fee and the Shared Services Fee, as provided in Exhibit C, to Tenant, payable in advance on the first day of each calendar month during the term of this Agreement. If the term of this Agreement should expire other than on the last day of a month, any full month installment of Use Fee and the Shared Services Fee paid by Occupant and allocable to such partial month shall be equitably apportioned.

4. USE OF THE OCCUPANCY AREA

(a) Occupant may use and occupy the Occupancy Area as contemplated hereby solely for general office purposes. Occupant shall install and provide its own independent computer equipment. The “common area” corridors, stairs, and entryways providing direct access to the Occupancy Area, as well as restrooms and common lobbies on the floor of the Building on which the Occupancy Area is located and the lounge, dining areas, reception areas, conference room and other areas within the Premises designated by Tenant from time to time for the common use of all occupants of the Premises, shall constitute the “Common Areas.” Occupant shall be entitled to reasonable use and occupancy of the Common Areas in order to have access to the Occupancy Area, and to use the bathrooms on the floor of the Building on which the Occupancy Area is located and to conduct its business within the Premises.

(b) Occupant shall be responsible for any violations of all Federal, state and local laws, ordinances, rules and regulations and the requirements of any Board of Fire Insurance Underwriters arising by virtue of Occupant’s manner of use of the Occupancy Area.

(c) Occupant shall keep the Occupancy Area in good order and condition subject to reasonable wear and tear and, at the Termination Date, shall remove all of Occupant’s personal property and surrender the Occupancy Area in the condition required hereunder. Any damage caused to the Occupancy Area by such removal shall be repaired by Occupant in a good and workmanlike manner, at Occupant’s sole cost and expense.

(d) Occupant shall be responsible for any repair or maintenance of the Occupancy Area which is the consequence of Occupant’s act or omission. If Tenant shall perform alterations to any portion of the Premises, Tenant shall exercise reasonable efforts to minimize any interference with Occupant’s use of the Occupancy Area.

(e) Occupant acknowledges and agrees that its occupancy of the Occupancy Area is on a non-exclusive basis, and that Tenant may grant additional rights to use the Premises to such other parties as Tenant may desire, in its sole discretion, provided that such additional occupancy rights do not materially adversely affect Occupant’s use of the Occupancy Area.

5. EXTRA SERVICES

(a) Tenant shall provide to Occupant, at no additional cost to Occupant, the following services: (i) High-speed internet; (ii) VoIP telephony; (iii) wireless network connectivity; (iv) access to Common Area conference rooms, on space available basis; (v) access to pantry/lunchroom in the Premises; (vi) staffed reception desk in the main suite; and (vii) copy and printing, fax and scan capabilities.

(b) Any other services required by the Occupant are at its sole cost and expense unless separately agreed to in writing by Occupant and Tenant.

6. ALTERATIONS

Occupant shall not make any alterations, improvements or installations in or to the Occupancy Area without the prior written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.

7. ASSIGNMENT AND SUBLETTING

Occupant shall not assign this Agreement or sublet the Occupancy Area.

8. INSURANCE

Occupant, at its sole cost and expense, shall, throughout the term of this Agreement, procure, keep in force and pay for a policy of general liability and property damage insurance as required under the terms of the lease, the insurance provisions of which are attached as Exhibit A. Occupant shall indemnify Landlord and Tenant and hold them harmless against all claims and demands for bodily injury to or death of persons or damage to property which may be claimed to have arisen out of the use of the Occupancy Area by Occupant or its partners, employees, agents, independent contractors or invitees. Occupant’s liability insurance policies shall have such other characteristics as are required under the Lease and Occupant shall provide evidence of such insurance reasonably satisfactory to Tenant and Landlord on or before the Commencement Date.

The property insurance obtained by Occupant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord, Tenant and their respective Related Parties shall not be liable for, and Occupant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Occupant or any person claiming through Occupant resulting from any accident or occurrence in or upon the Premises or relating to the incubator company’s preliminary operations, design, innovation and other related early stage development (the “Project”) from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant or Occupant shall be deemed not released but shall be secondary to the other’s insurer.

9. INDEMNITY

Occupant agrees to indemnify and save harmless Tenant and Landlord and each of their respective partners, employees, agents, independent contractors, clients and invitees each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, suits, judgments, awards, damages, losses, fines, penalties, costs and expenses, including without limitation reasonable attorneys’ fees, that any Indemnified Party may suffer, incur or be liable for by reason of or arising out of the breach by Occupant or Occupant’s employees, agents, independent contractors or invitees of any of the duties, obligations, liabilities or covenants applicable hereunder or relating to its occupancy or use of the Premises. Occupant shall promptly notify Tenant of any such claim and shall promptly deliver to the other a copy of any summons or other process, pleading or notice issued in any action or proceeding to assert any such claim. Occupant shall, upon the written request of any Indemnified Party, defend any such action or proceeding at its own cost and expense.

10. OCCUPANT’S OBLIGATIONS UPON TERMINATION OF THIS AGREEMENT

Occupant agrees that it will keep the Occupancy Area in substantially the same condition as received on the Commencement Date, and will, at the Termination Date or other termination of the term of this Agreement, surrender and deliver up the same in like condition, ordinary wear and tear and damage by the elements, condemnation, fire, and other casualty excepted. Failure to so timely surrender the Occupancy Area, time being of the essence, shall render Occupant an occupant at sufferance.

11. BROKERS

The Occupant represents to Tenant that no broker was used in connection with the execution of this Agreement and agrees to indemnify and hold the Tenant harmless from any and all claims of any other broker claiming to have dealt with the Occupant.

12. DEFAULTS

Each of the following shall be a default of Occupant:

(a) Occupant fails to make any payment of Use Fee or Shared Services Fee when such payment is due and such failure shall continue for five (5) days after written notice from Tenant to Occupant (“Monetary Default”).

(b) Except as provided in clause (c) below, Occupant fails to perform any obligation of Occupant pursuant to this Agreement other than a Monetary Default, and that failure continues for fifteen (15) days after written notice from Tenant.

(c) Occupant fails to timely surrender the Occupancy Area pursuant to Paragraph 10 hereof, in which case the terms and conditions of said Paragraph 10 shall apply, and Tenant shall additionally have the remedies described in Paragraph 13 below.

13. REMEDIES

(a) In the event of a default by Occupant, Tenant shall have the power and right:

(i) To enforce any remedies generally available at law or in equity to a landlord upon a default by tenant;

(ii) To obtain injunctive relief against any continuing default by Occupant;

(iii) To maintain this Agreement in effect and collect the Use Fee and Shared Services Fee due from Occupant to Tenant;

(iv) To exercise Tenant’s rights under Paragraph 10 in the case of any holding over by Occupant; and

(v) To terminate this Agreement and recover exclusive possession of the Occupancy Area. Occupant nevertheless agrees to remain liable for any and all damage, deficiency or loss of Use Fee and Shared Services Fee which Tenant may sustain by reason of the exercise of such remedies.

(b) In the event of a compromise or settlement of any default, such compromise or settlement shall not constitute a waiver of any breach or any covenant, condition or agreement herein contained, nor shall it operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

14. FIRE, CASUALTY AND EMINENT DOMAIN

In the event of a fire, casualty or taking that affects the Premises but that does not result in termination of the Lease, the Use Fee and Shared Services Fee hereunder shall be abated in the direct proportion which the rent payable by Tenant under the Lease and allocable to the Occupancy Area is abated. The provisions of this Paragraph 15 shall be considered an express agreement governing any cause of damage or destruction to the Occupancy Area by fire or other casualty, and no local or state statute, law, rule or regulation, now or hereafter in effect, providing for such a contingency shall have any application in such case, to the extent permitted by law.

15. SEVERABILITY AND GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If any provision hereof or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to the person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the extent permitted by law.

16. NOTICES

Any notice, statement, certificate, consent, approval, disapproval, request or demand required or permitted to be given in this Agreement shall be in writing delivered (a) by hand, (b) (b) by reputable overnight courier, or (c) by email with receipt acknowledged:

To Tenant at the following address:

Atlas Venture Life Science Advisors, LLC

300 Technology Square

Cambridge, MA 02139

Email:

and to Occupant at the Occupancy Area:

Attn: Howard Davis Third Harmonic Bio, Inc.

300 Technology Square

Cambridge, MA 02139

Email:

Either party by notice to the other may change or add persons and places where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than two (2) persons. Notices will be deemed served when received by hand, delivery by reputable overnight courier providing receipt of delivery, or in the case of email, upon acknowledged receipt.

17. SERVICES, NO REAL ESTATE INTEREST

Except as otherwise expressly set forth in this Agreement, Tenant shall not be obligated to deliver any services to Occupant in connection with its use of the Occupancy Area. This Agreement grants non-exclusive rights of use and occupancy only. No interest in real estate is granted.

18. ENTIRE AGREEMENT

This Agreement contains the entire agreement between Tenant and Occupant and can be changed only by an amendment executed by both Tenant and Occupant.

19. NOTICE OF AGREEMENT

Tenant and Occupant agree that neither party shall record this Agreement, nor shall Occupant have any right to record a notice of this Agreement.

20. BINDING EFFECT

The submission of this Agreement for examination and negotiation does not constitute an offer to sublease or a reservation of, or an option for, the Occupancy Area. Once fully executed, all the covenants, agreements and undertakings in this Agreement contained shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto, the same as if they were in every case named and expressed, but nothing herein shall be construed as a consent by Tenant to any assignment or subletting by Occupant of any interest of Occupant in this Agreement.

21. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute but one agreement.

IN WITNESS WHEREOF, Tenant and Occupant have each caused these presents to be executed as a sealed instrument as of the day and year first above written.

TENANT:

ATLAS VENTURE LIFE SCIENCE ADVISORS, LLC,
a Delaware limited liability company

By:	/s/ Ommer Chohan
Name: Ommer Chohan
Title: CFO

OCCUPANT:

THIRD HARMONIC BIO, INC.

By:	/s/ Howard E. Davis, Jr.
Name: Howard E. Davis, Jr.
Title: Chief Operating Officer

EXHIBIT A

Insurance Requirements

PLEASE NOTE FOR THE PURPOSE OF THIS EXHIBIT A THAT ALL REFERENCES TO “TENANT” SHALL APPLY AND REFER TO THE OCCUPANT AND ALL REFERENCES TO “LANDLORD” SHALL APPLY AND REFER TO THE LANDLORD AND TENANT.

Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project, including Landlord’s Work. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense (not including Landlord’s Work); workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Landlord, its officers, directors, employees, managers and agents and the Additional Insured Parties (as defined in the next succeeding paragraph) (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to the following parties (collectively “Additional Insured Parties”): (i) any lender of Landlord holding a security interest in the Project or any portion thereof and any servicer in connection therewith, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, (iii) any management company retained by Landlord to manage the Project, (iv) the condominium association with respect to the Condominium, (v) any member, partner or shareholder of Landlord or the owner of any beneficial interest therein and/or (vi) any other party reasonably designated by Landlord.

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The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective Related Parties, in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new office tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with office tenants occupying similar size premises in the geographical area in which the Project is located.

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EXHIBIT C

Use Fee and Shared Services Fee

Use Fee:

Office 876 (5 desks/294 sq. ft.): $7,031 per month (Q1 2021)

2 Cubicles: $2,208 per month (Q1 2021)

Note: Projected increase to ~ $8,188(Office 876) and $2,670(2 cubicles) in Q2 2021 and beyond based on level of amenities offered at the time, subject to state and building Covid-19 guidelines.

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